Exhibit 99.1

WHEELER POSTS SERIES D REDEMPTION FORMS ON ITS WEBSITE

VIRGINIA BEACH, VA - September 7, 2023 -Wheeler Real Estate Investment Trust, Inc. (NASDAQ: WHLR) (“Wheeler” or the “Company”), today posted on its website two forms which any holder of the Company’s Series D Cumulative Convertible Preferred Stock (the “Series D Preferred Stock”) is required to complete and return to the Company and its transfer and redemption agent if such holder wishes to request that the Company redeem any or all of such holder’s shares of Series D Preferred Stock – with redemptions commencing in October 2023.

The referenced two forms are:

1.Holder Redemption Notice
2.Stock Ownership Statement

These forms are available at https://ir.whlr.us/series-d/series-d-redemption. Any holder of Series D Preferred Stock that has any questions regarding the completion of these forms can contact Investor Relations at investorrelations@whlr.us.

This press release is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities described herein.

Contact
Investor Relations: (757) 627-9088
Email: investorrelations@whlr.us

About Wheeler Real Estate Investment Trust, Inc.
Headquartered in Virginia Beach, Virginia, Wheeler Real Estate Investment Trust, Inc. is a fully integrated, self-managed commercial real estate investment trust (REIT) focused on owning and operating income-producing retail properties with a primary focus on grocery-anchored centers. For more information on the Company, please visit www.whlr.us.